UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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PENWEST PHARMACEUTICALS CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Contacts:	Investors:	Media:
	Mark Harnett or Laurie Connell	John Patteson
	MacKenzie Partners	Kekst and Company
	(212) 929-5500	(212) 521-4800
PENWEST FILES DEFINITIVE PROXY MATERIALS IN CONNECTION WITH
JUNE 10 ANNUAL MEETING
— Sends Letter Urging Shareholders to Vote FOR Penwest’s Director Nominees
on the Company’s WHITE Proxy Card —
DANBURY, CT, May 7, 2009 – Penwest Pharmaceuticals Co. (Nasdaq: PPCO) announced today that it has filed its definitive proxy statement with the U.S. Securities and Exchange Commission and is mailing it, along with the letter below, to Penwest shareholders in connection with the Company’s annual meeting to be held on June 10, 2009. In the letter, Penwest urges shareholders to vote “FOR” Penwest’s director nominees on the WHITE proxy card and “AGAINST” the shareholder proposals put forth by Tang Capital Management, L.P. and Perceptive Life Sciences Master Fund Ltd.
The full text of the letter to Penwest shareholders from Paul E. Freiman, Chairman, and Jennifer L. Good, President and Chief Executive Officer, follows:
May 7, 2009
YOUR VOTE IS CRITICALLY IMPORTANT
TO YOUR INVESTMENT IN PENWEST
Dear Fellow Penwest Shareholder:
This year’s annual meeting of shareholders of Penwest Pharmaceuticals Co., to be held on June 10, 2009, will be critical to your investment in the Company.
As you may know, Tang Capital Management, L.P. (Tang Capital) and Perceptive Life Sciences Master Fund Ltd. (Perceptive) have launched a proxy contest in order to elect three of their own personnel to the Penwest Board of Directors with veto power over important Board decisions and to implement their own agenda for your Company.
Such veto power is highly unusual and could enable the dissidents to stalemate the Company’s operations. On the other hand, we do not fear constructive criticism or alternative views, and we have nominated Joseph Edelman – one of their candidates – to serve on the Penwest Board to ensure that the dissidents’ views will be represented in the Company’s strategic planning and operational decision making.

In addition to seeking to elect their own nominees and obtain veto power over important Board decisions through proposed amendments to the Company’s bylaws, the dissidents have also proposed that we immediately wind down Penwest’s operations. We strongly believe that this is not in the best interests of the Company or its shareholders.
CONSIDER THE FOLLOWING WHEN YOU VOTE
•	Your Company has significantly improved its financial performance, including sharply reducing its costs. We are successfully executing our plan with focused goals for 2009, and expect to be profitable on a quarterly basis in the fourth quarter of 2009 and for the full year in 2010.

•	We believe the dissidents’ proposal to wind down the Company’s operations is short-sighted. It is less practical than they acknowledge, would take an extended period to carry out and would adversely impact shareholder value. For example, winding down our operations could result in the Company forfeiting approximately $91 million of available net operating loss carryforwards and jeopardizing its listing on NASDAQ.

•	We expect to better understand the value of A0001 in 2010. Given the potential value to shareholders of A0001, the Board believes that curtailing its development before 2010, when its chances of success can be better assessed, would be premature. At the same time, the Board recognizes the value of its cash resources, and if our findings from the ongoing Phase 1b trial or the planned Phase IIa trial do not support advancing development of the drug, we will discontinue this program ourselves.

•	We are actively engaged in discussions to license Opana® ER in territories outside the U.S. and to license our drug delivery technologies. Winding down the Company’s operations in the near term would end these efforts before we could obtain the value for Penwest shareholders that these arrangements could provide.
In casting your vote, it is important to consider whether you want to ensure that the dissidents have a voice on our Board, a position that we endorse – or whether you want to put them in a position to use their veto power to stalemate the Company’s operations.
WE STRONGLY BELIEVE WE ARE FOLLOWING THE RIGHT COURSE TO BUILD VALUE FOR PENWEST SHAREHOLDERS.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF OUR BOARD’S DIRECTOR NOMINEES AND “AGAINST” THE TANG CAPITAL/PERCEPTIVE SHAREHOLDER PROPOSALS AND THAT YOU DO SO ON THE ENCLOSED WHITE PROXY CARD.
PLEASE VOTE TODAY – BY TELEPHONE, BY INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD.
YOUR BOARD URGES YOU NOT TO SIGN OR RETURN ANY GOLD OR OTHER PROXY CARD SENT TO YOU BY TANG CAPITAL OR PERCEPTIVE – EVEN TO VOTE AGAINST

THE TANG SLATE AS A PROTEST BECAUSE IT MAY CAUSE YOUR EARLIER DATED WHITE CARD NOT TO BE COUNTED.
Our Financial Performance Has Been Improving Significantly, and We Are Successfully Executing Our Focused Business Plan for 2009
Your Company’s financial performance has continued to significantly improve as our results for 2008 and the first quarter of 2009 clearly demonstrate. We just reported that compared with the first quarter of 2008, revenues for the first quarter of 2009 increased sharply, operating expenses decreased by 45% and our net loss was significantly reduced. We expect the Company to be profitable on a quarterly basis in the fourth quarter of 2009 and profitable for the full year in 2010.
Moreover, we are making solid progress on all of our business priorities for 2009. We believe we will execute an outlicensing deal for Opana ER outside the U.S. by the end of the second quarter and are in active discussions regarding additional drug delivery technology collaborations.
We Have Adopted a Reasonable Approach to Address the Dissidents’ Views by Nominating Joseph Edelman for a Board Seat
In our proxy statement, the Company recommends that you elect to the Board one member of the dissident slate – Joseph Edelman – and re-elect one current director, W. James O’Shea, whose term expires at the 2009 annual meeting. Our decision to nominate Mr. Edelman represents what we believe is a balanced, reasonable approach to ensuring that the dissidents’ views will be represented on our Board, while enabling us to continue to benefit from the counsel of Mr. O’Shea. Mr. Edelman has consented to our nominating him in the Company’s proxy statement.
The two other Company directors whose terms expire at the 2009 annual meeting will not stand for re-election. Given this, the Board has set the number of Board seats to be filled this year at two, as the Board is authorized to do under our bylaws. The Board believes that a Board of eight is appropriate for the size and needs of the Company.
Only by voting the WHITE proxy card can you vote for the balanced ticket of Mr. O’Shea and Mr. Edelman
Dissidents’ Immediate “Wind Down” Strategy Is Short-Sighted, Is Less Practical Than They Acknowledge, Would Take Extensive Time to Carry Out and Would Adversely Affect Shareholder Value
Your Board believes that immediately winding down Penwest’s operations and distributing the Opana ER royalty stream, as the dissidents propose, is less practical than they have led shareholders to believe. We believe taking such actions would require us to act prematurely to the detriment of Penwest’s shareholders.

To begin the process of distributing the royalty stream to shareholders now would require the Company to sell that valuable asset at what we expect would be a significant discount due to the current uncertainty around the intellectual property due to pending patent applications and patent litigation. If we do not sell the royalty stream now at a discount, then the royalties would need to be distributed to shareholders over a protracted period of time as they were received.
Penwest would also incur significant costs and lose access to valuable assets in the process. For example, in winding down our operations, we could forfeit our ability to utilize approximately $91 million of available net operating loss carryforwards, destroying value for all shareholders. As a result of an increase in its ownership position, Perceptive has already triggered change in control limitations under Section 382 of the Internal Revenue Code and cost us access to significant net operating loss carryforwards. Under Section 382, if a company’s operations are downsized significantly within two years after a change of control, the Company would lose access to NOLs available to offset any taxable income. This would make the Opana ER royalties almost immediately taxable upon the implementation of this strategy.
In addition, we believe that winding down Penwest’s active business would put at risk Penwest’s listing on NASDAQ. While NASDAQ evaluates and makes a determination in each case based on the specific circumstances, a company that NASDAQ defines as a “public shell” (“a company with no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents”) is subject to delisting. In that case, the Company would likely be delisted, thereby impairing shareholders’ liquidity in our stock.
The Board believes that there is no tax-efficient means to distribute the capital to shareholders, and that the risk of losing the NASDAQ listing is not in the best interests of our shareholders.
The dissidents’ proposal would also mean terminating the development of A0001, our promising compound for mitochondrial diseases, when by the first quarter of 2010 we will have completed our Phase Ib and IIa trials and have a better understanding of the compound’s safety and efficacy – and therefore its commercial potential. If our findings from these trials do not support further development of the drug, we will discontinue this program.
In addition, winding down the Company’s operations now would mean an end to our efforts to sign deals with collaborative partners for Opana ER in multiple territories outside the U.S., and to reach additional agreements to license our drug delivery technologies. We believe that each of these activities can deliver value to Penwest shareholders, and that we can complete deals this year.
Dissidents’ Proposed Bylaw Amendments and Tang’s Low Cost Basis Show Their Interests Differ from Those of Many Other Penwest Shareholders
The dissidents admit that their proposal for supermajority Board voting is aimed at giving them effective veto power over many important Company decisions, which we believe could stalemate the operations of the Company. (The “veto power” phrase comes from their own statements in the litigation they are currently bringing over their proposal.)

The dissidents are also proposing to shorten the solicitation period for next year’s annual meeting by moving the date of the annual meeting to April 30 in an attempt to gain majority control of the Board five weeks earlier than would otherwise be possible in 2010. This not only would result in shareholders having less time in which to cast their ballots but would also place an undue burden on a small company like Penwest, operating with a very lean staff, to ensure its compliance with the rigorous disclosure obligations of a public company.
In our view, these two proposals and the dissident proposal to wind down operations all advance the dissidents’ own agenda and are not representative of the interests of all shareholders. In fact, we believe that, as a result of the low cost basis that Tang Capital has for its Penwest shares and the fact that its stock purchases were recent, its interests are not aligned with those of many long-term Penwest shareholders.
YOUR BOARD IS CONVINCED THAT EACH OF THE TANG CAPITAL/PERCEPTIVE PROPOSALS IS CONTRARY TO THE INTERESTS OF PENWEST AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF YOUR BOARD’S DIRECTOR NOMINEES AND “AGAINST” THE DISSIDENTS’ SHAREHOLDER PROPOSALS ON THE WHITE PROXY CARD ENCLOSED.
On behalf of your Board of Directors, thank you for your continued interest in Penwest. If you have any questions about the Company, please don’t hesitate to contact either of us at 203-796-3700 or 877-736-9378. If you have questions about the voting process, please contact MacKenzie Partners at (212) 929-5500 or 800-322-2885.

Very truly yours,

Paul E. Freiman	Jennifer L. Good
Chairman	President and Chief Executive Officer
About Penwest Pharmaceuticals
Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. Penwest is currently developing A0001, a coenzyme Q analog drug candidate for inherited mitochondrial respiratory chain diseases. Penwest is also applying its drug delivery technologies and drug formulation expertise to the formulation of product candidates under licensing collaborations with partners.
Penwest Forward-Looking Statements
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” “appears,” “estimates,” “projects,” “targets,” “may,” “could,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER and risks of generic competition; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials; whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements, and these statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this letter.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.
INFORMATION CONCERNING PARTICIPANTS
Information required to be disclosed with regard to the Company’s directors, director nominees, officers and employees who, under the rules of the Securities and Exchange Commission (the “SEC”), are considered to be “participants” in the Company’s solicitation of proxies from its stockholders in connection with its 2009 Annual Meeting of Stockholders (the “Annual Meeting”) may be found in the Company’s Proxy Statement for its 2009 Annual Meeting of Stockholders, as filed with the SEC on May 7, 2009 (the “2009 Proxy Statement”).
Security holders may obtain a free copy of the 2009 Proxy Statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov. Security holders may also obtain a free copy of these documents by writing the Company at Penwest Pharmaceuticals Co., 39 Old Ridgebury Road, Suite 11, Danbury, CT 08610, attn: Controller, or by telephoning the Company at (877) 736-9378.
We have circulated a WHITE proxy card together with our definitive proxy statement.  We urge shareholders to vote FOR our nominees on the WHITE proxy card and not to sign or return a green, gold or other colored proxy card to the Company.